NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: July 21, 2010

$1,590,400.00

THIS SENIOR SECURED NOTE is a duly authorized and validly issued Senior Secured Note (the "Note") of Cord Blood America, Inc., a Florida corporation (the "Company"), having its principal place of business at 1857 Helm Drive, Las Vegas, Nevada 89119, that is being issued in consideration for (i) payment of the put price under Section 3 of the Put Option Agreement, dated February 14, 2007 (the "Put Agreement"), between the Company and Shelter Island Opportunity Fund, LLC. ("Shelter"), and (ii) cancellation of 36 million warrants to acquire the Company's common stock.

FOR VALUE RECEIVED, the Company promises to pay to Shelter Island Opportunity Fund, LLC or its registered assigns (the "Holder"), or shall have paid pursuant to the terms hereunder, the principal sum of $1,590,400 on June 30, 2011 (the "Maturity Date") or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement and the documents delivered pursuant thereto and (b) the following terms shall have the following meanings:

"**Alternate Consideration**" shall have the meaning set forth in Section 5(e).

"**Bankruptcy Event**" means any of the following events: (a) the Company or Corcell commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or Corcell, (b) there is commenced against the Company or Corcell any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or Corcell is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or Corcell suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Company or Corcell makes a general assignment for the benefit of creditors; (f) the Company or Corcell calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or Corcell, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing..

"**Base Conversion Price**" shall have the meaning set forth in Section 5(b).

"**Beneficial Ownership Limitation**" shall have the meaning set forth in Section 4(c)(ii).

"**Business Day**" means any day except any Saturday, any Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"**Buy-In**" shall have the meaning set forth in Section 4(d)(v).

"**Change of Control Transaction**" means the occurrence after the date hereof of any of (i) an acquisition by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of Corcell or the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company or in excess of 10% of the voting securities of Corcell, or (ii) Corcell or the Company merges into or consolidates as a corporate entity with any other Person, or any Person merges into or consolidates as a corporate entity with Corcell or the Company and, after giving effect to such transaction, the stockholders of Corcell or the Company, as the case may be, immediately prior to such transaction own less than 40% of the aggregate voting power of the Company or less than 90% of the aggregate voting power of Corcell or the successor entity of such transaction, or (iii) the Company or Corcell sells or transfers all or substantially all of its assets to another Person, whether in one transaction or in a series of related transactions.

"**Conversion Price**" means 85% of the lesser of (i) the average of the 5 lowest closing prices for the Common Stock for the 20 consecutive Trading Days ending on the

Trading Day that is immediately prior to the applicable Principal Payment Date or (ii) the average of the 5 lowest closing prices for the Common Stock for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the date the applicable Principal Share Amount is issued and delivered if such delivery is after the Principal Payment Date, all of which shall be subject to adjustment as provided herein.

"**Corcell**" means CorCell, Ltd., a Nevada corporation.

"**Dilutive Issuance**" shall have the meaning set forth in Section 5(b).

"**Dilutive Issuance Notice**" shall have the meaning set forth in Section 5(b).

"**Equity Conditions**" means, during the period in question, (a) the Company shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Note, (b) all of the Principal Payment Shares issuable pursuant to this Note may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the Holder, provided that this condition shall not apply if the Rules or Regulations promulgated under the Securities Act of 1933, or SEC action or case law, change the requirements in this regard for freeing up restricted shares, (c) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to this Note are listed or quoted for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (d) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to this Note, (e) there is no existing Event of Default or no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (f) the issuance of the shares in question to the Holder would not violate the limitations set forth in Section 4(c)(i) and Section 4(c)(ii) herein, (g) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, and (h) the Holder is not in possession of any information provided by the Company that constitutes, or may constitute, material non-public information and (i) for each Trading Day in a period of 20 consecutive Trading Days prior to the applicable date in question, the Daily Trading volume for the common stock on the principal Trading Market exceeds $75,000, except that for four (4) of the days, the daily trading volume for the common stock on the principal Trading Market can be less than $75,000.

"**Event of Default**" shall have the meaning set forth in Section 8(a).

"**Fundamental Transaction**" shall have the meaning set forth in Section 5(e).

"**Interest Payment Date**" shall have the meaning set forth in Section 2(a).

"**Issuable Maximum**" shall have the meaning set forth in Section 4(c)(i).

"**New York Courts**" shall have the meaning set forth in Section 9(d).

"**Note Register**" shall have the meaning set forth in Section 2(c)..

"**Notice Period**" shall have the meaning set forth in Section 2(a).

"**Original Issue Date**" means the date of the first issuance of the Notes, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Notes.

"**Prepayment Notice**" shall have the meaning set forth in Section 2(d).

"**Principal Payment Date**" shall have the meaning set forth in Section 2(a).

"**Principal Payment Shares**" shall have the meaning set forth in Section 2(a).

"**Principal Share Amount**" shall have the meaning set forth in Section 2(a).

"**Securities Act**" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"**Securities Purchase Agreement**" means the Securities Purchase Agreement, dated as of February 14, 2007 among the Company, Corcell and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms.

"**Share Delivery Date**" shall have the meaning set forth in Section 4(d)(ii).

"**Shareholder Approval**" means such approval as may be required by the applicable rules and regulations of the American Stock Exchange/the Nasdaq Stock Market/The New York Stock Exchange (or any successor entity) from the shareholders of the Company with respect to the issuance of all of the Securities in excess of 19.99% of the issued and outstanding Common Stock on the Closing Date.

"**Subsidiary**" shall have the meaning set forth in the Securities Purchase Agreement.

"**Trading Day**" means a day on which the New York Stock Exchange is open for business.

"**Trading Market**" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

"**VWAP**" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.

Section 2. Interest.

a) Payment of Principal and Interest. The Company shall pay to the Holder the outstanding principal amount of this Note in equal monthly installments, each in the amount of $265,067, payable on the last day of each month, commencing with January 31, 2011 and ending on the Maturity Date (each such date, a "Principal Payment Date"). The Company shall pay interest to the Holder on the aggregate outstanding principal amount of this Note at the rate of 16 % per annum, commencing on July 31, 2010 and on the last day of each month thereafter through and including Januray 31, 2011 (each such date, an "Interest Payment Date") (if any Principal Payment Date or Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day).Thereafter, no further interest shall be due unless a default occurs The Company shall pay interest in cash but may, at the Company's sole option, pay the principal amount of this Note in cash or in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock ("Principal Payment Shares") at the Conversion Rate (the dollar amount of principal to be paid in shares, the "Principal Share Amount) or a combination thereof; provided, however, that payment in shares of Common Stock may only occur if all of the Equity Conditions have been met (unless waived by the Holder in writing) during the 20 Trading Days immediately prior to the applicable Principal Payment Date (the "Notice Period") and through and including the date such shares of Common Stock are actually issued to the Holder, and (ii) the Company shall have given the Holder notice in accordance with the notice requirements set forth below.

b) Company's Election to Pay Principal in Cash or Shares of Common Stock. Subject to the terms and conditions herein, the decision whether to pay principal hereunder in cash, shares of Common Stock or a combination thereof shall be at the sole discretion of the Company. Prior to the commencement of any Notice Period, the Company shall deliver to the Holder a written notice of its election to pay principal hereunder on the applicable Principal Payment Date either in cash, shares of Common

Stock or a combination thereof and the Principal Share Amount as to the applicable Principal Payment Date, provided that the Company may indicate in such notice that the election contained in such notice shall apply to future Principal Payment Dates until revised by a subsequent notice. During any Notice Period, the Company's election (whether specific to a Principal Payment Date or continuous) shall be irrevocable as to such Principal Payment Date. Subject to the aforementioned conditions, failure to timely deliver such written notice to the Holder shall be deemed an election by the Company to pay the principal on such Principal Payment Date in cash.

c) Interest Calculations. Interest shall be calculated on the basis of a 360-day year, and shall accrue daily commencing on July 20, 2010. Payment of principal in shares of Common Stock shall occur pursuant to Section 4(d)(ii). Principal and interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the "Note Register").

d) Prepayment. The Company may, at it's sole option, prepay, without penalty or fees other than the total, all or any portion of the principal amount of this Note upon at least seven Trading Days' notice to the Holder (a "Prepayment Notice") by paying the amount of principal desired to be prepaid in cash. At the option of the Holder upon notice to the Company, the principal amount of this Note and all accrued and unpaid interest hereon, shall become due and payable on the date on which a Change of Control Transaction shall have been consummated (it being understood and agreed that absent such notice from Holder, a Change of Control Transaction shall not result in any portion of this Note being due and payable).

Section 3. Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Securities Purchase Agreement and may be transferred or exchanged only in compliance with applicable federal and state securities laws and regulations.

c) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Principal Payment Shares.

a) [Intentionally omitted]

b) [Intentionally omitted].

c) Issuance Limitations.

i. Shareholder Approval. Notwithstanding anything herein to the contrary, if the Company has not obtained Shareholder Approval, then the Company may not issue hereunder as Principal Payment Shares a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Original Issue Date and prior to the applicable Principal Payment Date in connection with the conversion of any Notes issued pursuant to the Put Agreement, would exceed 19.99% of the shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the "Issuable Maximum").

ii. Holder's Restriction on Issuance. The Company shall not effect any issuance of Principal Payment Shares, and a Holder shall not have the right to receive any Principal Payment Shares, to the extent that after giving effect to the issuance thereof, the Holder (together with the Holder's Affiliates, and any other person or entity acting as a group together with the Holder or any of the Holder's Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable under this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) issuance of the remaining principal amount of this Note beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes or the Warrants) beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4(c)(ii), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(c)(ii) applies, the determination of whether Principal Payment Shares may be issued hereunder (in relation to other securities owned by the Holder together with any Affiliates) shall be in the sole discretion of the Holder. A determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(c)(ii), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Company's most recent periodic or annual report, as the case may be; (B) a more recent public announcement by the Company; or (C) a more recent notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall

within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the issuance of Principal Payment Shares, conversion or exercise of securities of the Company, to or by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable under this Note. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c)(ii) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

d) Mechanics of Issuance.

i. Principal Payment Shares Issuable. The number of Principal Payment Shares issuable on a Principal Payment Date hereunder shall be determined by the quotient obtained by dividing (x) the Principal Payment Amount to be paid in shares of Common Stock by (y) the Conversion Price.

ii. Delivery of Certificates. Not later than the end of business on the applicable Principal Payment Date on which Principal Payment Shares are being issued (such date, the "Share Delivery Date"), the Company shall deliver, or cause to be delivered, to the Holder (A) a certificate or certificates representing the Principal Payment Shares which shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Securities Purchase Agreement) representing the number of Principal Payment Shares being issued. The Company shall use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 4(d) electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

iii. Failure to Deliver Certificates. If the Company elects to make any payment of principal hereunder by the delivery to the Holder of Principal Payment Shares and the certificate or certificates representing such shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or after such Share Delivery Date, to require the Company to make such principal payment in cash, whereupon such cash payment shall be immediately due and payable.

iv. Partial Liquidated Damages. If the Company elects to make any payment of principal hereunder by the delivery to the Holder of Principal Payment Shares, and if the Company fails for any reason to deliver to the Holder

such certificate or certificates pursuant to Section 4(d)(ii) by the Share Delivery Date (and the Holder has not elected to receive such principal payment in cash), the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being paid, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section 8 hereof for the Company's failure to deliver Principal Payment Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

v. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4(d)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Principal Payment Shares which the Holder was entitled to receive on such Share Delivery Date (a "Buy-In"), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the payment at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the principal payment or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(d)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to a principal payment of this Note with respect to which the actual sale price of the Principal Payment Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree

of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing Principal Payment Shares.

vi. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon payment of principal hereunder as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5) upon payment of principal hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the payment of the principal amount of this Note in Principal Payment Shares. As to any fraction of a share which Holder would otherwise be entitled to receive upon such payment, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

viii. Transfer Taxes. The issuance of certificates for shares of Common Stock on payment of the principal amount of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of this Note and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 5. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon payment of principal of this Note), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the

Conversion Price with respect to any subsequent issuance of Principal Payment Shares shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Deliberately left blank

c) Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to all holders of Common Stock (and not to the Holder) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to Section 5(b)), then in each such case the Conversion Price applicable to all subsequent issuances of Principal Payment Shares shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to 1 outstanding share of the Common Stock as determined by the Board of Directors of the Company in good faith. In either case the adjustments shall be described in a statement delivered to the Holder describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to 1 share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

d) Fundamental Transaction. If, at any time while this Note is outstanding, (i) the Company effects any merger or consolidation of the corporate entity of the Company with or into another Person that involves a Change in Control, (ii) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then, upon any issuance of Principal Payment Shares, the Holder shall have the right to receive, for each Principal Payment Share that would have been issuable on a Principal payment Date immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such

Fundamental Transaction, the holder of 1 share of Common Stock (the "Alternate Consideration"). For purposes of any such payment, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of 1 share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any issuance of Principal Payment Shares hereunder following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new Note consistent with the foregoing provisions and evidencing the Holder's right to receive Alternate Consideration upon the election of such successor or surviving entity to pay the principal amount hereof in Principal Payment Shares. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 5(e) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

e) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

f) Notice to the Holder.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the formula to calculate the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is

converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 6. [Intentionally omitted]

Section 7. Covenants. As long as any portion of this Note remains outstanding, the Company agrees as follows:

a) it shall not enter into, create incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, unless in any such case, the obligations of the Company with respect thereto are subordinated to the obligations of the Company hereunder on terms satisfactory to the Holder;

b) it shall not amend its charter documents, including without limitation, the certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder; The Company may amend it Articles in any case to increase its authorized capital.

c) it shall not pay cash dividends or distributions on any equity securities of the Company; and

Section 8. Events of Default. "Event of Default" means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i any default in the payment of (A) the principal amount of this Note or (B) interest or other amounts owing on this Note, within two Trading Days as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise);

ii the Company or Corcell shall fail to observe or perform any other covenant or agreement contained in this Note or the other Note which failure is not cured, if possible to cure, within the earlier to occur of (A) six Trading Days after notice of such failure sent by the Holder and (B) six Trading Days after the Company or Corcell, as the case may be, has become or should have become aware of such failure;

iii default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any other material agreement (material defined in this point as an obligation greater than $250,000), lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (vi) below);

iv any representation or warranty made in this Note, the Securities Purchase Agreement any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v the Company or Corcell shall be subject to a Bankruptcy Event;

vi the Company or Corcell shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $150,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within seven Trading Days;

viii any monetary judgment, writ or similar final process shall be entered or filed against the Company or Corcell or any of their respective property or other assets for more than $250,000, and such judgment, writ

or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days; or

ix the Company does not meet the current public information requirements under Rule 144 in respect of the Principal Payment Shares; or

x the Company shall fail for any reason to deliver certificates to a Holder on a Share Delivery Date pursuant to Section 4(d).

a) Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder's election, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 8. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number or address as the Company may specify for such purpose by notice to the Holder delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of the Holder appearing on the books of the Company, or if no such facsimile number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature page prior to 5:30 p.m. (New York City time), (ii) the date immediately following the date of transmission, if such notice or communication is delivered via

facsimile at the facsimile number specified on the signature page between 5:30 p.m. (New York City time) and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney's fees and other costs

and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver by the Company or the Holder must be in writing.

f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

i) Assumption. Any successor to the Company or any surviving entity in a Fundamental Transaction shall (i) assume, prior to such Fundamental Transaction, all of the obligations of the Company under this Note pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) issue to the Holder a new Note of such successor entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rate of this Note and having similar ranking to this Note, which

shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed). The provisions of this Section 9(i) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Note.

j) Secured Obligation. The obligations of the Company under this Note are secured by the Security Agreement.

k) [Intentionally omitted]

l) Assignment. The Company may not assign its rights and obligations under this Note. The Holder may assign this Note, in whole or in part, to any Person, without the prior written consent of the Company.

Section 8. Cancellation of Warrants.

a. Concurrently with the issuance of this Note by the Compay to Shelter, Shelter hereby cancels 36 million warrants to issue shares of the Company's common stock which Shelter currently holds, and Shelter agrees to immediately mark as cancelled and return to the Company the Warrant Certificates evidencing the aforesaid Warrants.

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(Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

CORD BLOOD AMERICA, INC.

By: ______________________

Name: MATTHEW L. SCHISSLER

Title: CHAIRMAN ; CEO

Facsimile No. for delivery of Notices: 702.914.7251